EXHIBIT 10.2

                                 AWARD AGREEMENT

                        PIONEER NATURAL RESOURCES COMPANY
                          2006 LONG-TERM INCENTIVE PLAN
                         RESTRICTED STOCK UNIT AGREEMENT
                        TO BE USED IN CONNECTION WITH THE
                               ANNUAL EQUITY AWARD

                                                               ((Date_of_Grant))

((First_Name)) ((Middle_Name)) ((Last_Name))((Suffix))
((Address_1))
((Address_2))
((City_State_Zip))

Dear ((Prefix)) ((Last_Name)):

1.   Restricted Stock Unit

     Pioneer Natural Resources Company, a Delaware corporation (the "Company"), hereby grants to you an award (the "Award") to receive ((Annual_Equity_Shares)) Restricted Stock Units (the "Restricted Stock Units"), whereby each Restricted Stock Unit represents the right to receive one share of common stock, par value $0.01, of the Company (the "Stock"), plus an additional amount pursuant to
Section 3 of this Agreement, subject to certain restrictions and on the terms and conditions contained in this Restricted Stock Unit Agreement (this "Agreement"), your Election Form (if any), and the Company's 2006 Long-Term Incentive Plan (the "Plan"). A copy of the Plan is available upon request. Except as provided below, to the extent any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Terms that have their initial letters capitalized, but that are not otherwise defined in this Agreement, shall have the meanings given to them in the Plan as in effect as of the date of this Agreement.

2.   No Shareholder Rights

     Except as provided in Section 3 of this Agreement, the Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights as a shareholder of Stock until such time as you receive shares of Stock pursuant to this Agreement. Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with Sections 5, 6, 8 or 9 of this Agreement.

3.   Dividend Equivalents

     As long as you hold Restricted Stock Units granted pursuant to this Agreement, the Company shall pay to you, on December 31 of each year, a cash


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payment  equal to the cash  dividends  you would have  received  if you were the beneficial owner, as of the dividend declaration date, of the number of shares of Stock related to the portion of your Restricted Stock Units that have not been settled as of the applicable dividend declaration date.

4.   Conversion of Restricted Stock Units; Issuance of Stock; Payment of Stock

     No shares of Stock shall be issued to you prior to the date on which the Restricted Stock Units vest and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Sections 5, 6, 8 or 9 of this Agreement; provided, however, that no Stock will be paid to you or your beneficiary prior to the time or times specified in Section 5, 6, 8 or 9 of this Agreement, or, if applicable, the time or times elected by you pursuant to your Election Form. Neither this Section 4 nor any action taken pursuant to or in accordance with this Section 4 shall be construed to create a trust of any kind. After any Restricted Stock Units vest pursuant to Sections 5, 6, 8 or 9 of this Agreement, the Company shall promptly cause to be issued Stock in book entry form registered in your name in settlement of such vested Restricted Stock Units; provided, however, that, if applicable, no Stock payable to you as a result of the vesting of Restricted Stock Units pursuant to Section 5 or 9 of this Agreement will be paid to you prior to the time elected by you pursuant to your Election Form. The value of any fractional Restricted Stock Units shall be paid in cash at the time Stock certificates are delivered to you in connection with the Restricted Stock Units. The value of the fractional Restricted Stock Units shall equal the percentage of a Restricted Stock Unit represented by a fractional Restricted Stock Unit multiplied by the Fair Market Value of the Stock.

5.   Vesting

     Subject to the terms and conditions of this Agreement, the Restricted Stock Units granted herein will vest in full on the earlier of the first anniversary of the date of grant or the day prior to the date of the next annual meeting of stockholders, provided, however, that if you retire, resign or are removed prior to the vesting of the Restricted Stock Units, your vested percentage will be 25% for each quarterly meeting that occurred on or after the date of this Agreement and prior to your retirement, resignation or removal. Upon the vesting date, the forfeiture restrictions associated with the Restricted Stock Units shall lapse provided you performed the necessary services for the Company, without interruption, from the time of the date of this letter until the applicable vesting date.

6.   Early Vesting Upon a Change in Control

     Notwithstanding the other vesting provisions contained in Section 5 of this Agreement, but subject to the other terms and conditions set forth herein, immediately prior to the occurrence of a Change in Control (as defined in the
Plan), all of the Restricted Stock Units shall become immediately and unconditionally vested and the shares of Stock related to the Restricted Stock Units shall be paid to you immediately prior to the occurrence of such Change in Control. Notwithstanding anything provided in this Section 6 or the Plan to the contrary, a Change in Control shall for all purposes be defined in a manner consistent with Section 409A of the Code and if the definition of Change in Control provided herein differs in any way from the definition of a change in control provided under Section 409A of the Code and the regulations thereunder, the officers of the Company shall have the unilateral right to take all

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commercially reasonable efforts exercised in good faith to revise the definition of a Change in Control for purposes of this Agreement to conform in all material respects to the definition of a change in control for purposes of Section 409A.

7.   Forfeiture

     Except as may be provided in this Agreement, if, prior to the vesting of any Restricted Stock Units, you cease to be a director of the Company for any reason, whether voluntarily or involuntarily, your rights to all of the unvested Restricted Stock Units shall be immediately and irrevocably forfeited.

8.   Death

     Upon your death, notwithstanding anything provided in this Agreement to the contrary, all of the Restricted Stock Units shall become immediately and unconditionally vested, and the Stock payable with respect to the vested Restricted Stock Units shall be immediately distributed to, as applicable, your legal representatives, legatees or distributees.

9.   Disability

     If your service relationship with the Company is terminated by reason of your Disability, as such term is defined in Section 409A of the Code and the regulations thereunder, notwithstanding any provision of this Agreement or the Plan to the contrary, all of the Restricted Stock Units shall become immediately and unconditionally vested.

10.  Restriction on Transfer

     The Restricted Stock Units and any rights under this Agreement may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by you other than by will or by the laws of descent and distribution, and any purported sale, assignment, transfer, pledge, hypothecation, or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, you may in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise your rights to receive any property distributable with respect to the Restricted Stock Units upon your death.

11.  No Liability for Good Faith Determinations

     The Company and the members of its Board of Directors shall not be liable for any acts, omissions, or determinations taken or made in good faith with respect to this Agreement or the shares of Stock distributable hereunder.

12.  No Guarantees of Interest

     The Company and Board of Directors of the Company do not guarantee the Stock from loss or depreciation.

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13.  Notices

     Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or whether actually received or not on the third business day, for which banking institutions in the state of Texas are open, after it is deposited in the United States Mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or you may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices. The Company and you agree that any notices shall be given to the Company or to you at the following addresses:

             Company:               Pioneer Natural Resources Company
                                    Attn:  Corporate Secretary
                                    5205 N. O'Connor Boulevard, Suite 200
                                    Irving, Texas 75039-3746

             Recipient:             At your current address as shown in the
                                    Company's records.

14.  Agreement Respecting Taxes

     If withholding of taxes is applicable with respect to your position with the Company you agree that:

     a. You will pay to the Company, or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind required by law to be withheld by the Company with respect to the Restricted Stock Units including with the Company's approval the withholding of Stock that is subject to this Agreement or by your transfer of other shares of Stock to the Company; and

     b. The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock Units.

15.  Adjustment of Shares

     The number of shares associated with the award of Restricted Stock Units subject to this Agreement shall be adjusted in a manner consistent with the adjustment provisions provided in Section 9(c)(ii) of the Plan.

16.  Agreement Respecting Securities Act of 1933

     You represent and agree that you will not sell the Stock that may be issued to you pursuant to your Restricted Stock Units except pursuant to an effective

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registration  statement  under  the  Securities  Act of 1933 or  pursuant  to an exemption from  registration  under the Securities Act of 1933  (including  Rule
144).

17.  Payment Date

     The payment date of the Stock related to your Restricted Stock Units will be the date provided in Section 4 of this Agreement.

18.  Interpretation

     Notwithstanding anything to the contrary in this Agreement, any provision of this Agreement that is inconsistent with the provisions of Sections 9(c), (e) or (f) of the Plan shall control over such provisions of the Plan.

19.  Amendment

     This Agreement and the Election Form associated herewith may be amended at any time unilaterally by the Company provided that such amendment is consistent with all applicable laws including Section 409A of the Code and does not reduce any rights or benefits you have accrued pursuant to this Agreement and/or the Election Form. This Agreement, but not the Election Form, may be amended in any manner consistent with all applicable laws including Section 409A of the Code by a written consent executed by you and a duly authorized representative of the Company.

     If you accept this Restricted Stock Unit Agreement and agree to its terms and conditions, please so confirm by signing and returning the duplicate of this Agreement enclosed for that purpose.

                             Very truly yours,

                             PIONEER NATURAL RESOURCES COMPANY


                             By:
                                 -----------------------------------------------
                             Name:  Mark S. Berg
                             Title: EVP and General Counsel
                             Date:  ((Date_of_Grant))


                             DIRECTOR


                             By:
                                 -----------------------------------------------
                             Name: ((First_Name)) ((Middle_Name)) ((Last_Name)) ((Suffix))


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                                   Schedule I

1. The Company entered into an Award Agreement in the form of this Exhibit 10.2 with respect to an annual equity grant made to each of the Company's non-employee directors, which grant related to the number of restricted stock units (RSU's) set forth below opposite each such directors' name:

         Name                               Number of RSU's
         ----                               ---------------
James R. Baroffio                               1,871
Edison C. Buchanan                              1,871
R. Hartwell Gardner                             1,871
Linda K. Lawson                                 1,871
Andrew D. Lundquist                             1,871
Charles E. Ramsey                               1,871
Frank A. Risch                                  1,871
Mark S. Sexton                                  1,871
Robert A. Solberg                               1,871
Jim A. Watson                                   1,871

2. The Company also entered into an additional Award Agreement with respect to an annual fee grant made to those of the Company's non-employee directors who are named below, which grant related to the number of RSU's set forth opposite each such directors' name:

         Name                                Number of RSU's
         ----                               ---------------
Edison C. Buchanan                              1,461
R. Hartwell Gardner                             1,754
Charles E. Ramsey                               1,754
Robert A. Solberg                               1,578

The Award Agreements evidencing these annual fee grants varied from this Exhibit
10.2 in the following  respect:  The first sentence of Section 5 of this Exhibit
10.2 was deleted and replaced in the Award Agreements relating to the annual fee grants with the following sentence:

"Subject to the terms and conditions of this Agreement, the Restricted Stock Units granted herein will vest in four equal amounts three months, six months, nine months and one year from the date of grant or in full (if earlier) on the day prior to the date of the next annual meeting of shareholders."


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